EXHIBIT 99.1

Contacts:	Manny Villafaña
Chairman & CEO,
John L. Babitt
President & CFO
CABG Medical, Inc.
PHONE (763) 258 8005
FAX (763) 258 8008
FOR IMMEDIATE RELEASE
CABG MEDICAL ANNOUNCES PLAN TO CEASE OPERATIONS AND REVIEW STRATEGIC ALTERNATIVES
Minneapolis, February 8, 2006—CABG Medical, Inc. (NASDAQ: CABG) (the Company) today announced it will substantially reduce the scope of operations in anticipation of a possible dissolution of the Company and concurrently initiate a formal process to evaluate strategic alternatives. The Company will terminate seven of its eleven full-time employees and eliminate research and development efforts involving the Holly Graft System. The Company also announced that it has engaged Goldsmith, Agio, Helms, an investment bank, to assist the Company’s Board of Directors in identifying and evaluating potential strategic alternatives. If the Company is unable to complete an acceptable transaction, the Company intends to distribute its assets, including existing cash and investments, to shareholders.
Based on information presently available to us, if we proceed with the liquidation and dissolution of the Company, and assuming the successful resolution of liabilities to creditors, and assuming the successful sale or disposition of our remaining tangible and non-cash assets, and assuming no unanticipated claims, legal actions or other material adverse events, we believe that our shareholders could receive a distribution of net available assets of up to approximately $1.47 per share. To be in a position to distribute $1.47 per share to shareholders, the Company would have to be able to effect the dissolution generally in the time period presently contemplated, realize from the sale of assets proceeds as projected, settle normal course of business obligations in a satisfactory manner, avoid protracted litigation regarding the dissolution or other related matters and costly settlements of contingent liabilities and higher than expected professional fees and costs incurred in connection with the dissolution. There is no assurance that the Company will be able to resolve all of these uncertainties satisfactorily. However, the Company does not believe that the distribution will be lower than $1.20 per share except for unusual circumstances.

After an exhaustive effort to evaluate remedies for the Holly Graft System, the Company has determined that the extensive design efforts required to re-engage human clinical trials, coupled with the significant risk associated with such research and development activities, does not justify further investment in the project and continuing operations as a publicly traded company.
“I am deeply saddened by this event and regret that we will not be able to fulfill our commitment to our investors, our surgeons and most importantly the patients that we aspired to treat,” said Manny Villafana, Chairman and CEO. “It is well known that the treatment of coronary artery disease is very difficult, and ultimately our device was not successful in clinical trials.
“Our Board of Directors believes that the best option is to proceed with an orderly wind down of operations while continuing to review transactions which could reasonably generate greater value for the shareholders than would a dissolution of the Company. The current Holly Graft System would require an extensive and costly redesign with no assurance that the redesign would be successful.”
“We thank our surgeons and clinical investigators for their time and effort on the Holly Graft project. And to our employees and business collaborators, I want to thank them for their dedication and focus.”
Safe Harbor
This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management and they are subject to certain risks set forth below. Such forward-looking statements include the possibility of entering into a strategic transaction or, in the event of a dissolution, the distribution to shareholders of cash in the range of $1.20 — $1.47 cash per share. There is no assurance that an acceptable transaction will be entered into prior to a dissolution. Furthermore, the distribution to shareholders of cash in the range of $1.20 — $1.47 per share is an estimate only. While we believe this estimate is reasonable, the distribution minimum could be less than $1.20 per share, depending on the occurrence of and monetary exposure relating to certain contingent liabilities.
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